Exhibit 4.2
SECOND AMENDMENT TO
RECEIVABLES PURCHASE AGREEMENT
          This SECOND AMENDMENT TO THE RECEIVABLES PURCHASE AGREEMENT, dated as of February 24, 2009 (this “Amendment”), is between American Express Centurion Bank, a Utah industrial loan company (“Centurion”), and American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (“RFC III”). This Amendment amends the Receivables Purchase Agreement, dated as of April 16, 2004 and as of October 24, 2008 (the “Receivables Purchase Agreement” and, together with this Amendment, the “Amended Receivables Purchase Agreement”).
RECITALS
          1. Pursuant to Section 9.01 of the Receivables Purchase Agreement, Centurion and RFC III have given prior notice of this Amendment to the Trustee and each Rating Agency, and Centurion has delivered to RFC III an Officer’s Certificate of Centurion, dated the date of this Amendment, stating that Centurion reasonably believes that this Amendment will not cause a Pay-Out Event or a Reinvestment Event.
          2. Centurion and RFC III have satisfied all conditions precedent contained in the Receivables Purchase Agreement to entering into this Amendment and this Amendment is authorized and permitted under the Receivables Purchase Agreement. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.
          3. Now, therefore, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:
AMENDMENTS
          SECTION 1. Amendment to Section 1.01.
          (a) The definition of “Second Amendment Effective Date” shall be added to Section 1.01 of the Receivables Purchase Agreement and it shall read as follows:
          “Second Amendment Effective Date” shall mean February 24, 2009.
          (b) The definition of “Monthly Period” in Section 1.01 of the Receivables Purchase Agreement shall be deleted in its entirety and inserted in its place shall be the following:
“Monthly Period” shall mean, with respect to each Distribution Date, the period (a) from and including the day following the last day of the twenty-first billing cycle applicable to the Accounts ending during the second preceding calendar month and (b) to and including the last day of the twenty-first billing cycle applicable to the Accounts ending in the calendar month immediately preceding the calendar month in which such Distribution Date shall occur.
          SECTION 2. Miscellaneous. The amendments provided for by this Amendment shall become effective as of the Second Amendment Effective Date upon occurrence of the following:
          (a) Written confirmation has been received by RFC III from each Rating Agency that this Amendment will not result in the reduction or withdrawal of the respective ratings of such Rating Agency for any securities issued by the Trust;
          (b) Centurion has delivered to RFC III an Officer’s Certificate of Centurion to the effect that Centurion reasonably believes that this Amendment will not cause a Pay-Out Event or a Reinvestment Event; and
          (c) Counterparts of this Amendment have been duly executed by the parties hereto.
          SECTION 3. Receivables Purchase Agreement in Full Force and Effect as Amended. The Receivables Purchase Agreement is hereby amended by providing that all references therein to the “Receivables Purchase Agreement,” “this Agreement,” “hereby,” “hereof” and “herein” shall be deemed from and after the effective date of this Amendment to be a reference to the Amended Receivables Purchase Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Receivables Purchase Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein, this Amendment shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Receivables Purchase Agreement.
          SECTION 4. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
          SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          IN WITNESS WHEREOF, RFC III and Centurion have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first written above.

AMERICAN EXPRESS CENTURION BANK
By:	/s/ Catherine M. Hogan
	Name:	Catherine M. Hogan
	Title:	Chief Financial Officer and Treasurer

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION III LLC
By:	/s/ Catherine M. Hogan
	Name:	Catherine M. Hogan
	Title:	President

Acknowledged and Accepted by:

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Catherine L. Cerilles
Name: Catherine L. Cerilles
Title: Vice President